Exhibit 99.1

ChoicePoint® Reports First Quarter 2008 Results

•	Internal revenue in the Insurance Services segment grew 12.2 percent.

•	Net Free Cash Flow from continuing operations increased to $29 million for the quarter.

•	Shareholders voted overwhelmingly to approve the proposed acquisition of ChoicePoint by Reed Elsevier.

ALPHARETTA, GA – April 25, 2008 – For the first quarter of 2008, ChoicePoint Inc. (NYSE: CPS) reported consolidated service revenue from continuing operations of $252.9 million, compared to $239.6 million for the first quarter of 2007. Total revenue from continuing operations was $256.4 million in the first quarter of 2008, compared to $244.5 million for the first quarter of 2007. Diluted earnings per share from continuing operations (“EPS”) for the first quarter of 2008 was $0.39, compared to $0.38 for the first quarter of 2007. Excluding certain other operating charges, EPS would have increased 9 percent to $0.43 for the first quarter of 2008, compared to $0.39 for the same period of 2007.

The following table provides a reconciliation of EPS excluding other operating charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2008 and 2007:

	Quarter ended March 31,
	2008	2007
EPS excluding other operating charges	$0.43	$0.39
Other operating charges	(0.04)	(0.01)

EPS	$0.39	$0.38

Other operating charges of $4.1 million ($0.04 per share) incurred during the first quarter of 2008 were primarily for costs associated with the Company’s pending sale to Reed Elsevier and severance costs at various business units. See Note (c) to Financial Highlights for additional detail of 2008 and 2007 other operating charges.

Cash Flow and Balance Sheet Highlights – First Quarter

•

Cash flows from operating activities of continuing operations were $43.9 million for the three months ended March 31, 2008, compared to $37.8 million for the three months ended March 31, 2007. With $14.9 million in capital expenditures during the first quarter of 2008 and $10.5 million during the same period in 2007, net free cash flow from continuing

ChoicePoint Earnings

operations (cash flows from operating activities of continuing operations less capital expenditures) for the quarter ended March 31, 2008 was $29.0 million, compared to $27.2 million for the quarter ended March 31, 2007. The improved cash flow results for the three months ended March 31, 2008 compared to the same period in 2007 primarily reflect improved working capital management, partially offset by increased capital expenditures.

•

Net debt (total debt of $573.8 million less cash and cash equivalents of $31.9 million) at March 31, 2008, decreased by $47.9 million from December 31, 2007 to $541.9 million, with an average effective interest rate of 4.8 percent, as the Company utilized its cash flows to fund capital expenditures and pay down debt. The remaining debt capacity at March 31, 2008 under our committed financing lines was $440.7 million.

•	The Company did not repurchase any shares of its common stock during the first quarter of 2008.

Financial Highlights – First Quarter

•

First quarter service revenue from continuing operations increased 5.5 percent to $252.9 million in 2008, from $239.6 million in 2007. Internal revenue (service revenue less revenue from acquisitions) from continuing operations in the first quarter of 2008 increased 3.7 percent from the first quarter of 2007. Continued strong internal revenue growth of 12.2 percent in the Insurance Services segment (excluding $2.1 million of revenue related to an acquisition completed in the first quarter of 2008) was offset by declines in the Marketing Services and Business Services segments, primarily due to poor macroeconomic conditions faced by our customers in these segments.

•

Operating income from continuing operations for the first quarter of 2008 was $51.7 million, compared to $54.1 million for the same period of 2007. Operating income from continuing operations for the three months ended March 31, 2008 was reduced by other operating charges of $4.1 million ($2.7 million net of taxes) consisting of the following:

•	Charges of $2.0 million for transaction-related expenses associated with the Company’s pending sale to Reed Elsevier.

•	Charges of $2.1 million consisting primarily of severance and asset impairment charges.

ChoicePoint Earnings

•	Operating income from continuing operations for the quarter ended March 31, 2007 included other operating charges of $1.2 million ($0.7 million net of taxes) consisting of the following:

•	Charges of $0.6 million for lease abandonment, severance, and impairment charges associated with the consolidation of facilities.

•	Charges of $0.6 million for third party expenses related to the previously disclosed fraudulent data access.

Excluding these charges, operating income from continuing operations would have been $55.7 million and $55.3 million for the first quarter of 2008 and 2007, respectively.

•

The Company’s effective tax rate for continuing operations in the first quarter of 2008 was 40.0 percent, compared to 38.1 percent for the first quarter of 2007. The increase in the effective tax rate in 2008 is due primarily to the non-deductibility of certain charges incurred in connection with proposed acquisition of ChoicePoint by Reed Elsevier, and the December 31, 2007 expiration of the Federal R&D Tax Credit.

•

Interest expense was $7.7 million for the first quarter of 2008, an increase of $1.4 million from the first quarter of 2007, due to higher average debt outstanding, which is primarily associated with the Company’s share repurchases throughout 2007.

Operational Highlights

Insurance Services

•

Total revenue increased 13.9 percent to $142.7 million in the first quarter of 2008, compared to $125.3 million in the same period of the prior year. Excluding revenue of $2.1 million related to an acquisition in the first quarter of 2008, internal revenue increased 12.2 percent in the Insurance Services segment. This growth was a result of double-digit internal revenue growth in all three insurance businesses: data services, claims and fraud analytics, and our software business.

•

Operating income increased 10.5 percent in Insurance Services to $72.0 million for the first quarter of 2008, compared with $65.2 million for the first quarter of 2007. Operating profit margin was 50.5% for the first quarter of 2008, compared to 52.0% in the first quarter of 2007. This decrease is primarily due to changes in product mix and ongoing investments in new product initiatives.

Screening and Authentication Services

•

Total revenue and internal revenue both increased by 1.4 percent in the first quarter of 2008 to $62.3 million, compared to $61.4 million in the first quarter of 2007. Double-digit internal revenue growth from our occupational health, tenant screening, Bridger, and VitalChek businesses was offset by continued negative internal revenue growth in our employment-related screening business, due primarily to reduced hiring levels by our customers, particularly customers in the retail sector.

ChoicePoint Earnings

•

Operating income in Screening and Authentication Services was $10.4 million for the first quarter of 2008, compared to $10.1 million in the same period of the prior year. Operating profit margin increased to 16.7% for the first quarter of 2008, from 16.4% in the first quarter of 2007. This increase is primarily due to the impact of the revenue increase discussed above.

Business Services

•

Total revenue increased by 0.5 percent to $35.9 million in the first quarter of 2008 from $35.7 million in the first quarter of 2007. These results include the impact of our Charles Jones joint venture, which was effective July 1, 2007. Excluding the impact of the Charles Jones joint venture, internal revenue declined 5.8 percent during the first quarter of 2008, as compared to the same period of the prior year, as we experienced declining revenues, particularly from our on-demand business due diligence products.

•

Operating income in the Business Services segment was $1.4 million for the first quarter of 2008, compared to $0.9 million for the same period of 2007. Operating profit margin was 3.9% for the first quarter of 2008, compared to 2.6% in the first quarter of 2007, as improved margins in our public records business offset declines in the Charles Jones and BIS business units.

Marketing Services

•

First quarter total revenue and internal revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 29 percent to $15.6 million in 2008 from $22.1 million in 2007. Marketing Services’ service revenue for the first quarter of 2008 declined 30 percent to $12.0 million from $17.2 million in the first quarter of 2007, primarily due to continued reductions in spending by our customers in the financial services market.

•

Marketing Services incurred an operating loss of $1.1 million in the first quarter of 2008, compared with operating income of $1.2 million for the same period of 2007. The operating profit margin decline from 7.0% in the first quarter of 2007 to a negative 9.1% in the first quarter of 2008 was due to the revenue decrease from 2007 to 2008.

Corporate and Shared Expenses

•

For the first quarter of 2008, corporate and shared expenses were $21.7 million, or 8.6 percent of consolidated service revenue, compared to $16.6 million, or 6.9 percent of service revenue, in the first quarter of 2007. The increase in corporate and shared expenses is due to $1.9 million of incremental third party legal costs, and $3.2 million of incremental incentive compensation. For additional information on corporate and shared expenses, please refer to the table at the end of this release.

ChoicePoint Earnings

•

The Company recorded stock-based compensation expense of $5.3 million ($3.9 million net of taxes) during the first quarter of 2008. Approximately $0.9 million of stock-based compensation expense is included in cost of revenue, with the remaining $4.4 million of stock-based compensation expense included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.9 million ($1.8 million net of taxes), and stock option expense of $2.3 million ($2.1 million net of taxes). The Company recorded $5.5 million ($4.1 million net of taxes) of stock-based compensation expense in the first quarter of 2007, which includes restricted stock expense of $2.3 million ($1.4 million net of taxes) and stock option expense of $3.2 million ($2.7 million net of taxes).

Disposition of Assets Held for Sale

On April 24, 2008, the Company announced it had entered into an agreement to sell its government software business, (“i2”), to Silver Lake Sumeru, a leader in private investments in technology, technology-enabled and related growth industries, in a cash purchase of $185 million. The consummation of the transaction remains subject to receipt of required regulatory approval and satisfaction of customary closing conditions as described in the agreement. Additionally, the Company sold its iMap business to a private investment group in March 2008. The Company had reclassified the operations of both i2 and iMap to discontinued operations in 2007 as part of its previously announced strategy of divesting businesses that did not fit within its strategic focus of helping customers manage economic risks.

Shareholders Approve Merger with Reed Elsevier

On April 16, 2008 at a special meeting of the shareholders of the Company, ChoicePoint shareholders overwhelmingly voted to approve the previously disclosed Agreement and Plan of Merger, dated as of February 20, 2008, by and among ChoicePoint, Reed Elsevier Group plc and Deuce Acquisition Inc., under which ChoicePoint would be acquired by Reed Elsevier.

More than 99.5 percent of all votes cast were voted in favor of the transaction. The consummation of the transaction remains subject to receipt of required regulatory approval and satisfaction of customary closing conditions as described in the merger agreement.

ChoicePoint Earnings

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “anticipate,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the risk that the proposed merger between the Company and a wholly owned subsidiary of Reed Elsevier Group plc will not be consummated within the time frame disclosed by the Company or at all, the results of litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, the continued revenue decline from customers in the sub-prime mortgage lending industry, maintaining our data supply, maintaining secure systems including personal privacy systems, our ability to minimize system interruptions, our ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, our ability to continue our long-term business strategy, the implementation of plans to divest the software business of our Government Services segment, including unanticipated losses realized in connection with any such sales, our ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007
Service revenue (a)	$252,907	$239,617
Reimbursable expenses per EITF 01-14 (b)	3,539	4,859

Total revenue	256,446	244,476

Cost of revenue	136,930	130,428
Reimbursable expenses	3,539	4,859
Selling, general and administrative expenses	60,244	53,926
Other operating charges (c)	4,069	1,157

Total costs and expenses	204,782	190,370

Operating income	51,664	54,106
Interest expense	7,669	6,316

Income from continuing operations before income taxes	43,995	47,790
Provision for income taxes	17,591	18,222

Income from continuing operations	26,404	29,568
Income (loss) from discontinued operations, net of taxes (d)	(3,419)	1,354

Net income	$22,985	$30,922

Effective tax rate, continuing operations	40.0%	38.1%
EPS - diluted
Income from continuing operations	$0.39	$0.38
Income (loss) from discontinued operations	(0.05)	0.02

Net income	$0.34	$0.40

Weighted average shares – diluted	68,200	77,362

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007
Net income	$22,985	$30,922
Income (loss) from discontinued operations, net of taxes (d)	(3,419)	1,354
Provision for income taxes	17,591	18,223
Interest expense	7,669	6,316

Operating income	51,664	54,107
Add back other operating charges (c) (e)	4,069	1,157

Operating income before other expenses (f)	55,733	55,264
Interest expense	7,669	6,316

Income from continuing operations before income taxes & other expenses (f)	48,064	48,948
Provision for income taxes	18,985	18,664

Net income from continuing operations before other expenses (f)	$29,079	$30,284

Effective tax rate from continuing operations excluding other expenses (f)	39.5%	38.1%
Earnings per share from continuing operations - diluted excluding other expenses (f)	$0.43	$0.39

	Three Months Ended March 31,
	2008	2007
Earnings per share from continuing operations - diluted excluding other expenses (f)	$0.43	$0.39
Other operating charges	(0.04)	(0.01)

Earnings per share from continuing operations	$0.39	$0.38

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three months ended March 31,
(dollars in thousands)	2008	2007
Cash Flow Highlights
Income from continuing operations	$26,404	$29,568
Depreciation & amortization	14,824	16,100
Changes in assets & liabilities and other	2,651	(7,898)

Net cash provided by operating activities - continuing operations	$43,879	$37,770
Proceeds from the disposition of discontinued operations	$1,800	$27,864
Acquisitions & investments, net of cash acquired	(6,229)	(207)
Capital expenditures	(14,888)	(10,534)

Net cash provided by (used in) investing activities - continuing operations	$(19,317)	$17,123
Net cash used in financing activities - continuing operations	$(18,586)	$(42,922)
Net cash provided by operating, investing, and financing activities of discontinued operations	$5,787	$612
Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities - continuing operations	$43,879	$37,770
Capital expenditures	(14,888)	(10,534)

Net free cash flow from continuing operations	28,991	27,236

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands)	March 31, 2008	March 31, 2007
Key Balance Sheet Highlights & Reconciliation of Net Debt to Total Debt
Short-term debt and current maturities of long-term debt	$11,342	$110,011
Long-term debt, net of current maturities	562,500	350,025

Total debt	573,842	460,036
Cash and cash equivalents	31,956	39,242

Net debt (h)	$541,886	$420,794
Shareholders’ equity	$351,235	$614,409
Net debt to book capital	60.7%	40.6%
Days sales outstanding for continuing operations (adjusted for pass-through expenses)	43 days	40 days

Calculation of EBITDA and Ratio of Net Debt to EBITDA Ratio (i)

	Twelve Months Ended March 31,
(Dollars in thousands)	2008	2007
Net Income - as reported	$24,486	$17,234
Loss from discontinued operations, net of taxes	35,338	39,186

Income from continuing operations	59,824	56,420
Provision for income taxes	41,141	34,693
Interest expense	28,385	20,031

Operating income	129,350	111,144
Add back: other expenses:
Other operating charges	94,610	112,742

Operating income - continuing operations - as adjusted	223,960	223,886
Depreciation and amortization	62,468	63,799
Stock-based compensation	20,949	22,514

Earnings before Interest, Taxes, Depreciation & Amortization (EBITDA)	$307,377	$310,199

Net Debt to EBITDA Ratio (i)	1.76	1.36

Share Repurchase Summary
(In thousands, except per share data)	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended March 31, 2008	—	$—	$—
Inception of buyback program through March 31, 2008	25,482	$38.56	$982,486

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF 01-14”), represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of service revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles (“GAAP”). First quarter pass-through expenses related to continuing operations totaled $216.9 million in 2008 and $214.7 million in 2007.

(c)	Other operating charges includes the following components:

	Three Months Ended March 31,
(Dollars in thousands)	2008	2007
Asset impairments	$486	$279
Transaction-related expenses	2,044	—
Lease abandonment, severance and other expenses	1,440	311
Fraudulent data access related expense	99	567

Total other operating charges	$4,069	$1,157

Included in transaction-related expenses above are investment banking and other costs related to the Company’s pending sale to Reed Elsevier.

(d)	Income (loss) from discontinued operations, net of tax, includes the following components:

	Three Months Ended March 31,
(Dollars in thousands)	2008	2007
Income (loss) from discontinued operations, net of taxes	$(3,456)	$1,719
Gain (loss) on sale of discontinued operations, net of taxes	37	(365)

Income (loss) from discontinued operations, net of taxes	$(3,419)	$1,354

(e)	The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(f)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations—diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other operating charges described in Note (c), which include expenses related to the pending merger with Reed Elsevier, severance, lease abandonment, fraudulent data access, and other costs relating to the consolidation of facilities.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses certain of these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP

ChoicePoint Earnings

financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(h)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

(i)	To supplement the Company’s balance sheet information presented on a GAAP basis, the Company also uses “net debt to EBITDA ratio”. Net debt to EBITDA ratio is a non-GAAP measure, which may be determined or calculated differently by other companies, and is obtained by dividing the Company’s net debt as of a specific date by its EBITDA for the specified period ending on such date. Net debt is calculated by subtracting cash and cash equivalents from total debt. The Company defines EBITDA as net income from continuing operations before taxes, interest, other operating charges, depreciation and amortization, including amortization associated with stock-based compensation.

The Company’s net debt to EBITDA ratio is required to be calculated by the Company’s loan covenants and Management uses it to evaluate the Company’s ability to repay or refinance its debt obligations. Management believes that net debt is a useful measure because it represents the amount of debt obligations that are not covered by available cash and temporary investments. Management believes that EBITDA is a useful measure in this context because it assists management in comparing the Company’s performance on a consistent basis without regard to depreciation and amortization, which are non-cash in nature and can vary significantly depending upon accounting methods or non-operating factors such as historical cost.

The Company’s net debt to EBITDA ratio should not be considered in isolation or as a substitute for a ratio of GAAP total debt to net income. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

ChoicePoint Earnings

ChoicePoint Inc.

2008 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2008
Revenue
Insurance Services	$142,686
Screening and Authentication Services	62,319
Business Services	35,887
Marketing Services	12,015

Service Revenue	252,907
Reimbursable Expenses per EITF 01-14	3,539

Total Revenue	$256,446

Operating Income
Insurance Services	$72,024
Screening and Authentication Services	10,401
Business Services	1,392
Marketing Services	(1,091)
Corporate & shared expenses (a)	(21,740)
Stock-based compensation (b)	(5,253)

Operating income before other expenses	55,733
Other operating charges (c)	(4,069)

Operating income	$51,664

Total Service Revenue Growth Rates
Insurance Services	13.9%
Screening and Authentication Services	1.4%
Business Services	0.5%
Marketing Services	-30.1%

Total operations	5.5%

Internal Revenue Growth Rates
Insurance Services	12.2%
Screening and Authentication Services	1.4%
Business Services	-5.8%
Marketing Services	-30.1%

Total operations	3.7%

Operating Profit Margins
Insurance Services	50.5%
Screening and Authentication Services	16.7%
Business Services	3.9%
Marketing Services (d)	-9.1%

Operating income before other operating charges as a percentage of service revenue (c)	22.0%

Operating income as a percentage of total revenue	20.1%

ChoicePoint Earnings

ChoicePoint Inc.

2007 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Total 2007
Revenue
Insurance Services	$125,282	$125,185	$129,211	$125,909	$505,587
Screening and Authentication Services	61,438	65,881	64,556	60,974	252,849
Business Services	35,697	36,159	36,456	33,857	142,169
Marketing Services	17,200	15,313	14,320	13,140	59,973

Service Revenue	239,617	242,538	244,543	233,880	960,578
Reimbursable Expenses per EITF 01-14	4,859	5,412	5,640	5,466	21,377

Total Revenue	$244,476	$247,950	$250,183	$239,346	$981,955

Operating Income
Insurance Services	$65,179	$62,727	$65,032	$65,239	$258,177
Screening and Authentication Services	10,067	12,714	13,237	10,583	46,601
Business Services	940	2,918	2,205	825	6,888
Marketing Services	1,197	752	495	(33)	2,411
Corporate & shared expenses (a)	(16,585)	(15,277)	(17,894)	(19,598)	(69,354)
Stock-based compensation (b)	(5,535)	(5,528)	(5,447)	(4,721)	(21,231)

Operating income before other expenses	55,263	58,306	57,628	52,295	223,492
Other operating charges (c)	(1,157)	(278)	(2,499)	(87,764)	(91,698)

Operating income	$54,106	$58,028	$55,129	$(35,469)	$131,794

Total Service Revenue Growth Rates
Insurance Services	11.5%	11.5%	11.3%	10.7%	11.3%
Screening and Authentication Services	-0.7%	1.4%	-3.4%	-3.9%	-1.6%
Business Services	-4.3%	-1.9%	2.7%	-5.3%	-2.2%
Marketing Services	-21.4%	-20.0%	-25.0%	-33.0%	-24.8%

Total operations	2.7%	4.0%	2.9%	0.6%	2.6%

Internal Revenue Growth Rates
Insurance Services	8.0%	9.3%	11.0%	10.7%	9.7%
Screening and Authentication Services	-1.4%	1.2%	-3.4%	-3.9%	-1.9%
Business Services	-4.3%	-1.9%	-4.1%	-11.0%	-5.3%
Marketing Services	-21.4%	-20.0%	-25.0%	-33.0%	-24.8%

Total operations	0.8%	2.9%	1.8%	-0.3%	1.3%

Operating Profit Margins
Insurance Services	52.0%	50.1%	50.3%	51.8%	51.1%
Screening and Authentication Services	16.4%	19.3%	20.5%	17.4%	18.4%
Business Services	2.6%	8.1%	6.0%	2.4%	4.8%
Marketing Services (d)	7.0%	4.9%	3.5%	-0.3%	4.0%

Operating income before other operating charges as a percentage of service revenue (c)	23.1%	24.0%	23.6%	22.4%	23.3%

Operating income as a percentage of total revenue	22.1%	23.4%	22.0%	-14.8%	13.4%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results - Continuing Operations

Notes to Segment Results

(a)	Corporate and shared expenses benefit all segments and include the following:

	Q1 2008	Q1 2007
Group Centers	$10,856	$11,201
Third-Party Legal, Audit, and Tax Costs	3,718	1,852
Incentive Compensation/ Benefits	6,407	3,162
Other	759	370

Total	$21,740	$16,585

Group centers include functions such as finance, accounting, audit, legal, credentialing, executives, facilities, purchasing, marketing, human resources and select technology costs. Total headcount related to these functions was 183 at March 31, 2008 and 190 at March 31, 2007.

(b)	Stock-based compensation includes the following components:

	Q1 2008	Q1 2007
Stock option expense	$2,333	$3,243
Restricted stock expense	2,920	2,292

Total	$5,253	$5,535

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

(d)	Represents operating income as a percentage of service revenue.

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